EXHIBIT 99.1

The Joint Corp. Reports Fourth Quarter and Full Year 2020 Financial Results

- Grows Revenue 23% Quarterly and 21% Annually, Compared to 2019 -
- Reports Record Annual Operating Income of $5.5 Million, Up 61% Compared to 2019 -
- Posts Record Adjusted EBITDA of $9.1 Million, Up 47% Compared to 2019 -
- Increases Total Clinic Count to 579, Opening 21 Clinics in Q4 2020, Compared to 25 in Q4 2019 -
- Sells Record 56 Franchise Licenses in Q4 2020, Up from 23 in Q4 2019 -

SCOTTSDALE, Ariz., March 04, 2021 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, reported its financial results for the quarter and full year ended December 31, 2020.

Financial Highlights: Q4 2020 Compared to Q4 2019

  Increased system-wide sales1 by 24%, to $77.6 million.
  Reported system-wide comp sales2 increase of 16%.
  Grew revenue 23% to $17.0 million.
  Posted record operating income of $2.8 million, compared to $1.3 million.
  Reported record Adjusted EBITDA of $3.7 million, up from $2.1 million.

Financial Highlights: 2020 Compared to 2019

  Increased system-wide sales1 by 18%, to $260.0 million.
  Reported system-wide comp sales2 increase of 9%.
  Grew revenue 21% to $58.7 million.
  Posted record operating income of $5.5 million, compared to $3.4 million.
  Reported record Adjusted EBITDA of $9.1 million, up from $6.2 million.

2020 Operating Highlights

  Performed 8.3 million adjustments, up from 7.7 million in 2019.
  Served 1.1 million unique patients, compared to 998,000 in 2019.
  Treated 584,000 new patients, relatively flat compared to 585,000 in 2019.
  27% percent of patients who visited had never been to a chiropractor before, up from 26% in 2019.
  Sold record 56 franchise licenses in Q4, bringing the 2020 total to 121, compared to 126 in 2019.
  Opened 21 new franchised clinics in Q4, bringing the 2020 total to 70, nearly equal to the 71 opened in 2019.
  Increased total clinics to 579 at December 31, 2020, 515 franchised and 64 company-owned or managed, up from 513 at December 31, 2019.
  Repurchased the regional developer (RD) rights in North Carolina on December 31, 2020. Then, repurchased the RD rights for Georgia on January 1, 2021. Combined, the transactions totaled $2.4 million. As a result, 69 franchised clinics and 37 signed franchise license agreements for unopened clinics shifted from management by RDs to corporate management, thereby eliminating the RD sales commissions and royalties of 3% of gross sales.

“Our operating and financial results for 2020 reflect both the resiliency of our business model throughout the pandemic and the commitment of our clinic staff to care for our patients,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “In adapting to the pandemic, the primary change to our operational practices was to increase sanitization and cleanliness procedures. However, our core concept has remained steadfast. Once again, we increased our productivity, resulting in improved clinic performance and greater company profitability. As a result, our Adjusted EBITDA, positive for the third consecutive year, exceeded our plan and further strengthened our foundation, closing 2020 with a record bottom line.”

“We enter 2021 with reignited growth momentum. We will prioritize franchised clinic and greenfield clinic openings as we accelerate growth and drive toward our goal of 1,000 clinics opened by the end of 2023,” concluded Holt.

Financial Results for the Three Months Ended December 31: 2020 Compared to 2019

Revenue was $17.0 million in the fourth quarter of 2020, compared to $13.9 million in the prior year, reflecting a greater number of clinics and continued organic growth. Cost of revenue was $1.9 million, compared to $1.6 million in the fourth quarter of 2019. The increase was in line with the total increase in franchise royalty revenues and reflects higher regional developer royalties and commissions.

Selling and marketing expenses were $2.1 million, increasing 15%, reflecting the timing of advertising spending. General and administrative expenses were $9.5 million, compared to $8.5 million in 2019, primarily due to an increase in payroll and related expenses to support revenue growth and a greater number of clinics.

Operating income was $2.8 million, compared to $1.3 million in 2019. Tax benefit was $7.9 million, driven by the reversal of the tax valuation allowance of $8.9 million, compared with the tax expense of $33 thousand in 2019. Net income, including the benefit from the reversal of the tax valuation allowance, was $10.6 million, or $0.72 per diluted share, compared to $1.3 million, or $0.09 per diluted share, in the fourth quarter of 2019.

Adjusted EBITDA was also a record for the company at $3.7 million, compared to $2.1 million in the prior year. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

Financial Results for the Full Year Ended December 31: 2020 Compared to 2019

Revenue was $58.7 million in 2020, increasing 21% compared to $48.5 million in 2019, reflecting a greater number of clinics and increased gross sales at existing franchised and company-owned or managed clinics.

Operating income was $5.5 million, compared to $3.4 million in 2019. Net income, including the aforementioned $8.9 million benefit from the reversal of the tax valuation allowance, was $13.2 million, or $0.90 per diluted share, compared to $3.3 million, or $0.23 per diluted share, in 2019.

Adjusted EBITDA was $9.1 million, compared to $6.2 million in 2019.

Balance Sheet Liquidity

Unrestricted cash was $20.6 million at December 31, 2020, compared to $8.5 million at December 31, 2019. The increase primarily reflects $11.2 million in cash flow from operating activities, $2.7 million borrowed under the CARES Act U.S. Small Business Administration Payroll Protection Program (PPP), and $2.0 million drawn on a revolving line of credit, which was partially offset by $4.6 million used in investing activities in 2020. Subsequent to quarter end, the company repaid the PPP loan of $2.7 million, which will be reflected in the March 31, 2021 balance sheet.

2021 Guidance for Financial Results and Clinic Openings

Management provided full year 2021 guidance and expects the following:

  Revenue to be between $73 million and $77 million, compared to $58.7 million in 2020.
  Adjusted EBITDA to be between $10.5 million and $12.0 million, compared to $9.1 million in 2020.
  Franchised clinic openings to be between 80 and 100, compared to 70 in 2020.
  Company-owned or managed clinics, through a combination of both greenfields and buybacks, to increases between 20 and 30, compared to 4 in 2020.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, March 4, 2021, to discuss the fourth quarter and year-end 2020 results. To gain immediate access to the call, bypass the operator and avoid the queue, you may preregister by clicking here. Upon registering, you will be emailed a dial-in number, direct passcode and unique PIN. Those who prefer to call-in directly may do so approximately 20 minutes prior to the start time by dialing 706-643-5902 or 888-869-1189 and using reference code 8161418. The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call through March 11, 2021. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 8161418.

Non-GAAP Financial Information

This release includes a presentation of non-GAAP financial measures. System-wide sales include sales at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, and the other factors described in “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2019, as updated or revised for any material changes described in any subsequently-filed Quarterly Reports on Form 10-Q or other SEC filings, and in our Annual Report on Form 10-K for the year ended December 31, 2020 expected to be filed with the SEC on or around March 5, 2021. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With nearly 600 locations nationwide and over eight million patient visits annually, The Joint is a key leader in the chiropractic industry. Named on Franchise Times “Top 200+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$20,554,258	$8,455,989
Restricted cash	265,371	185,888
Accounts receivable, net	1,850,499	2,645,085
Notes receivable, net	-	128,724
Deferred franchise and regional development costs, current portion	897,551	765,508
Prepaid expenses and other current assets	1,566,025	1,122,478
Total current assets	25,133,704	13,303,672
Property and equipment, net	8,747,369	6,581,588
Operating lease right-of-use asset	11,581,435	12,486,672
Deferred franchise and regional development costs, net of current portion	4,340,756	3,627,225
Intangible assets, net	2,865,006	3,219,791
Goodwill	4,625,604	4,150,461
Deferred tax assets	8,007,633	-
Deposits and other assets	431,336	336,258
Total assets	$65,732,843	$43,705,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,561,648	$1,525,838
Accrued expenses	770,221	216,814
Co-op funds liability	248,468	185,889
Payroll liabilities	2,776,036	2,844,107
Operating lease liability, current portion	2,918,140	2,313,109
Finance lease liability, current portion	70,507	24,253
Deferred franchise and regional development fee revenue, current portion	3,000,369	2,740,954
Deferred revenue from company clinics	3,905,200	3,196,664
Debt under the Paycheck Protection Program	2,727,970	-
Other current liabilities	707,085	518,686
Total current liabilities	18,685,644	13,566,314
Operating lease liability, net of current portion	10,632,672	11,901,040
Finance lease liability, net of current portion	132,469	34,398
Debt under the Credit Agreement	2,000,000	-
Deferred franchise and regional development fee revenue, net of current portion	13,503,745	12,366,322
Deferred tax liability	-	89,863
Other liabilities	27,230	27,230
Total liabilities	44,981,760	37,985,167
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of December 31, 2020 and 2019	-	-
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,174,237 shares issued and 14,157,070 shares outstanding as of December 31, 2020 and 13,898,694 shares issued and 13,882,932 outstanding as of December 31, 2019	14,174	13,899
Additional paid-in capital	41,350,001	39,454,937
Treasury stock 17,167 shares as of December 31, 2020 and 15,762 shares as of December 31, 2019, at cost	(143,111)	(111,041)
Accumulated deficit	(20,470,081)	(33,637,395)
Total The Joint Corp. stockholders' equity	20,750,983	5,720,400
Non-controlling Interest	100	100
Total equity	20,751,083	5,720,500
Total liabilities and stockholders' equity	$65,732,843	$43,705,667

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Revenues from company-owned or managed clinics	$9,216,342	$7,561,644	$31,771,288	$25,807,584
Royalty fees	4,728,476	3,819,554	15,886,051	13,557,170
Franchise fees	544,954	385,868	2,100,800	1,791,545
Advertising fund revenue	1,330,333	1,086,479	4,506,413	3,884,055
Software fees	729,552	609,068	2,694,520	1,865,779
Regional developer fees	232,830	209,234	876,804	803,849
Other revenues	255,657	203,322	847,100	740,918
Total revenues	17,038,144	13,875,169	58,682,976	48,450,900
Cost of revenues:
Franchise and regional developer cost of revenues	1,808,814	1,525,381	6,090,203	5,159,778
IT cost of revenues	132,612	108,578	417,265	406,139
Total cost of revenues	1,941,426	1,633,959	6,507,468	5,565,917
Selling and marketing expenses	2,119,864	1,845,124	7,804,420	6,913,709
Depreciation and amortization	672,525	590,742	2,734,462	1,899,257
General and administrative expenses	9,527,397	8,464,787	36,195,817	30,543,030
Total selling, general and administrative expenses	12,319,786	10,900,653	46,734,699	39,355,996
Net loss (gain) on disposition or impairment	2,092	(2,423)	(51,321)	114,352
Income from operations	2,774,840	1,342,980	5,492,130	3,414,635

Other (expense) income:
Bargain purchase gain	-	-	-	19,298
Other expense, net	(24,230)	(18,046)	(79,478)	(61,515)
Total other expense	(24,230)	(18,046)	(79,478)	(42,217)

Income before income tax (benefit) expense	2,750,610	1,324,934	5,412,652	3,372,418

Income tax (benefit) expense	(7,882,213)	33,110	(7,754,662)	48,706

Net income and comprehensive income	$10,632,823	$1,291,824	$13,167,314	$3,323,712

Less: income attributable to the non-controlling interest	$-	$-	$-	$-

Net income attributable to The Joint Corp. stockholders	$10,632,823	$1,291,824	$13,167,314	$3,323,712

Earnings per share:
Basic earnings per share	$0.75	$0.09	$0.94	$0.24
Diluted earnings per share	$0.72	$0.09	$0.90	$0.23

Basic weighted average shares	14,108,164	13,880,146	14,003,708	13,819,149
Diluted weighted average shares	14,716,658	14,538,338	14,582,877	14,467,567

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2020	2019
Net income	$13,167,314	$3,323,712
Adjustments to reconcile net income to net cash provided by operating activities	(4,532,946)	2,602,799
Changes in operating assets and liabilities	2,548,874	1,595,438
Net cash provided by operating activities	11,183,242	7,521,949
Net cash used in investing activities	(4,601,009)	(7,138,062)
Net cash provided by (used in) financing activities	5,595,519	(596,962)
Net increase (decrease) in cash	$12,177,752	$(213,075)

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES RECONCILIATION FOR GAAP TO NON-GAAP

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Financial Data:	2020	2019	2020	2019
Net income	$10,632,823	$1,291,824	$13,167,314	$3,323,712
Net interest	24,230	18,046	79,478	61,515
Depreciation and amortization expense	672,525	590,742	2,734,462	1,899,257
Income tax (benefit) expense	(7,882,213)	33,110	(7,754,662)	48,706
EBITDA	$3,447,365	$1,933,722	$8,226,592	$5,333,190
Stock compensation expense	207,269	183,906	885,975	720,651
Acquisition related expenses	41,716	11,145	41,716	47,386
Bargain purchase gain	-	-	-	(19,298)
Net loss (gain) on disposition or impairment	2,092	(2,423)	(51,321)	114,352
Adjusted EBITDA	$3,698,442	$2,126,350	$9,102,962	$6,196,281

___________________
1 System-wide sales include sales at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.